Exhibit 99.1

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (“Agreement”), dated as of October 31, 2019, is made by and between Amgen Inc., a Delaware corporation (the “Investor”), and the undersigned holder (the “Shareholder”) of ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of BeiGene, Ltd., an exempted company incorporated in the Cayman Islands (the “Company”).

WHEREAS, the Investor and the Company have entered into (i) a Share Purchase Agreement, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Purchase Agreement”), providing for the sale and issuance by the Company to the Investor of 203,282,820 Ordinary Shares, and (ii) a Collaboration Agreement by and among the Company, BeiGene Switzerland GmbH, a wholly-owned subsidiary of the Company (“BeiGene Switzerland” and together with the Company, “BeiGene”), and the Investor (the “Collaboration Agreement”), subject in each case to the approval of the Company’s shareholders in accordance with the HK Listing Rules (collectively, the “Transaction”);

WHEREAS, as of the date hereof, the Shareholder beneficially owns and has sole or shared voting power with respect to the number of Ordinary Shares, and holds stock options or other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of Ordinary Shares indicated opposite the Shareholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 2 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of the Investor to enter into the Purchase Agreement and the Collaboration Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, the Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Investor entering into the Purchase Agreement and the Collaboration Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Investor in connection therewith, the Shareholder and Investor agree as follows:

1.      Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the shareholders of the Company (such meeting, the “Company Shareholders’ Meeting”) or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Transaction or the Purchase Agreement or the Collaboration Agreement, the Shareholder shall:

(a)               appear at such Company Shareholders’ Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)               from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Shareholder shall be entitled to so vote: (i) in favor of approval of the Transaction and all other transactions contemplated by the Purchase Agreement or the Collaboration Agreement as to which shareholders of the Company are called upon to vote or consent in favor of any matter necessary for consummation of the Transaction and the other transactions contemplated by the Purchase Agreement or the Collaboration Agreement; and (ii) against any action or agreement that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Purchase Agreement or the Collaboration Agreement. The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.      Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the date of the approval of the Transaction and all other transactions contemplated by the Purchase Agreement or the Collaboration Agreement at the Company Shareholders’ Meeting, (b) such date and time as the Purchase Agreement shall be terminated pursuant to Section 8.1 thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any fraud, willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.      Additional Purchases The Shareholder agrees that any Ordinary Shares of the Company that the Shareholder purchases or with respect to which the Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof. The Shareholder agrees to promptly notify Investor in writing of the nature and amount of any New Shares.

4.      Transfers of Shares. From and after the date hereof until the Expiration Date, the Shareholder shall not, directly or indirectly, (a) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (b) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect, or (c) take any action that would have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement, provided that, with respect to the forgoing clause (b), any change to Schedule 1 hereto that is permitted by this Agreement shall not constitute a breach of clause (b). Notwithstanding the forgoing, nothing herein will limit or affect the Shareholder’s ability to directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares or (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares.

5.      Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Investor as follows:

(a)               the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;

(b)               this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Investor) has been duly executed and delivered by or on behalf of the Shareholder and constitutes a valid and binding agreement with respect to the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)               the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1 free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d)               the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations hereunder and the compliance by the Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any law, statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

(e)               the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his obligations under this Agreement in any material respect.

6.      [Reserved.]

7.      No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder, (a) if the Shareholder is serving on the Board of Directors of the Company, from exercising his duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Purchase Agreement and the Collaboration Agreement, while acting in such capacity as a director of the Company, or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder is executing this Agreement solely in his capacity as a shareholder.

8.      Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.      Further Assurances. The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Investor may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

10.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Investor in accordance with Section 8.11 of the Purchase Agreement and to each Shareholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

11.    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.    Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, the Investor may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Investor or to any successor of the Investor as a result of a Change of Control of the Investor, provided further, that in the case of such assignment the assignee shall agree in writing to be bound by the provisions of this Agreement and the Investor shall not be relieved of its obligations hereunder.

13.    No Waivers. No waivers of any breach of this Agreement extended by the Investor to the Shareholder shall be construed as a waiver of any rights or remedies of the Investor with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14.    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable laws and regulations, and any applicable provision of the Company’s Articles of Association, the transactions contemplated by the Purchase Agreement and the Collaboration Agreement, (b) each of the Purchase Agreement and the Collaboration Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto

16.    Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

17.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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EXECUTED as of the date first above written.

SHAREHOLDER

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:/s/ Scott L. Lessing

Name: Scott L. Lessing

Title: President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By: Scott L. Lessing

Name: Scott L. Lessing

Title: President

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

AMGEN INC. By: /s/ Robert A. Bradway Name: Robert A. Bradway Title: Chairman of the Board, President & CEO

[Signature Page to Support Agreement]

 SCHEDULE 1

Shareholder & Address	Ordinary Shares	Options
Baker Brothers Life Sciences, L.P. Baker Brothers Investments 860 Washington Street 3rd Floor, New York, NY 10014, United States of America	144,972,174	N/A

667, L.P. Baker Brothers Investments 860 Washington Street 3rd Floor, New York, NY 10014 United States of America	13,364,453	N/A